FIELDPOINT PETROLEUM REPORTS

RESULTS FOR FISCAL YEAR 2010

AUSTIN, TX – (BUSINESS WIRE) – March 31, 2011 – FieldPoint Petroleum Corporation (AMEX:FPP) today announced financial results for its fiscal year ended December 31, 2010.

2010 Financial Highlights Compared to 2009

•

Revenues increased to $7,008,783 from $3,910,043;

•

Net Income increased to $787,470 from $1,235; and

•

Earnings per share increased, basic and fully diluted, to $0.10 from $0.00

Ray Reaves, President and CEO of FieldPoint stated, “2010 was a banner year for FieldPoint Petroleum. Although our net income and earnings per share goals were adversely affected by a non-cash property impairment charge of over $500,000, it was still a year of significant accomplishments.  This charge was a direct result of the sale of certain oil and gas properties, and reduced pre-tax earnings by approximately six cents per share for the year. However, during the year we increased our production by approximately 20% while at the same time increasing our net income and cash flow. Our operating income, before the non-cash impairment charge, reached almost two million dollars. In addition to the almost one million dollars in cash and cash equivalents on our balance sheets at year end, we had another almost one million dollars in prepaid drilling expenses. During the year we further increased shareholder value with the buy-back, from earnings, of over $800,000 worth of FPP stock.”

Mr. Reaves continued by adding, “By maintaining our historically conservative management style and not being willing to pay the elevated property prices that occurred during the euphoric market rise of 2008, we positioned the company to survive the subsequent fall and take full advantage of the improved market conditions when they occurred. FieldPoint Petroleum is in an industry that is expected to see continued growth for the foreseeable future, and we have positioned the company well to participate in and contribute to that growth. This is a very exciting time for our shareholders.”

The increase in revenue is attributed to higher oil and natural gas sales, which averaged approximately $78.40 per barrel and $5.21 per MCF in 2010, compared to $54.09 per barrel and $3.87 per MCF in the prior year. Overall production for the year increased 20% on a barrel of oil equivalent (BOE) basis.

Production expenses increased by $732,867 or 48% due to a combination of increased costs and increased sales volumes.  Costs increased by $4.20 per barrel equivalent (BOE) or 24% due primarily to increased repair and maintenance workovers incurred in 2010 as compared to 2009.  Many of FieldPoint’s properties are mature and bear high operating expense.  Increased costs per equivalent unit contributed approximately $431,000 of the increase in lease operating expense while increased sales volumes contributed approximately $302,000 of the increase.

General and administrative expenses increased $5,870 or 1%. Significant components of general and administrative expenses include personnel-related costs and professional services fees.  Management expects FieldPoint’s general and administrative expenses to remain relatively comparable between years.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	December 31,
	2010	2009
REVENUE:
Oil and natural gas sales	$ 6,875,905	$ 3,817,778
Well operational and pumping fees	68,265	68,265
Disposal fees	64,613	24,000
Total revenue	7,008,783	3,910,043

COSTS AND EXPENSES:
Lease operating	2,719,052	1,808,072
Depletion and depreciation	1,104,000	878,000
Impairment of oil and natural gas properties	539,226	-
Accretion of discount on asset retirement obligations	80,000	58,000
General and administrative	1,128,798	1,122,928
Total costs and expenses	5,571,076	3,867,000

OPERATING INCOME	1,437,707	43,043

OTHER INCOME (EXPENSE):
Interest income	5,366	3,229
Interest expense	(248,798)	(128,168)
Realized gain on short-term investments	-	73,463
Miscellaneous income	43,195	49,066
Total other income (expense)	(200,237)	(2,410)

INCOME BEFORE INCOME TAXES	1,237,470	40,633

INCOME TAX PROVISION – current	(245,000)	125,559
INCOME TAX PROVISION – deferred	(205,000)	(164,957)

TOTAL INCOME TAX PROVISION	(450,000)	(39,398)

NET INCOME	$ 787,470	$ 1,235

EARNINGS PER SHARE:
BASIC	$ 0.10	$ 0.00
DILUTED	$ 0.10	$ 0.00

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	8,200,541	8,503,693
Diluted	8,200,541	8,503,693

CONSOLIDATED BALANCE SHEETS

ASSETS

Unaudited

	December 31,
	2010	2009
CURRENT ASSETS:
Cash and cash equivalents	$ 984,770	$ 657,942
Short-term investments	44,422	44,605
Accounts receivable:
Oil and natural gas sales	723,218	707,026
Joint interest billings, less allowance for doubtful accounts of $99,192 each period	246,655	220,550
Income taxes receivable	206,000	90,323
Deferred income tax asset-current	99,000	37,000
Prepaid drilling expenses	975,538	-
Prepaid expenses and other current assets	76,433	101,949
Total current assets	3,356,036	1,859,395

PROPERTY AND EQUIPMENT:
Oil and natural gas properties (successful efforts method)	24,434,664	23,910,782
Other equipment	89,248	89,248
Less accumulated depletion and depreciation	(9,318,340)	(7,675,114)
Net property and equipment	15,205,572	16,324,916

Total assets	$ 18,561,608	$ 18,184,311

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$ 553,760	$ 428,512
Oil and natural gas revenues payable	198,247	179,366
Total current liabilities	752,007	607,878

LONG-TERM DEBT	6,740,000	6,744,755
DEFERRED INCOME TAXES	1,033,000	831,595
ASSET RETIREMENT OBLIGATION	1,405,002	1,325,002
Total liabilities	9,930,009	9,509,230

COMMITMENTS AND CONTINGENCIES (Notes 8 and 9)
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value, 75,000,000 shares authorized; 8,910,175 shares issued, each period; 8,077,175 and 8,370,175 outstanding, respectively	89,101	89,101
Additional paid-in capital	4,573,580	4,573,580
Retained earnings	5,577,260	4,789,790
Treasury stock, 833,000 and 540,000 shares, respectively, at cost	(1,608,342)	(777,390)
Total stockholders’ equity	8,631,599	8,675,081
Total liabilities and stockholders’ equity	$ 18,561,608	$ 18,184,311